EXHIBIT 3


                                   March 24, 1998


Ms. Cheryl A. Chase
Executive Vice President
Chase Polish Enterprises, Inc., General Partner
Polish Investments Holding L.P.
One Commercial Plaza
Hartford, CT 06103

Re:  Access to @Entertainment Shares

Dear Ms. Chase:

     By way of this letter Agreement, the undersigned, constituting all of the Class A, Class B and Class C limited partners of Polish Investments Holding LP., a Delaware limited partnership ("PIHLP"), hereby set forth our understanding with you, in your capacity as the sole general partner of PIHLP, in regard to 1,650,000 @Entertainment, Inc. common shares (the "Shares"), owned by PIHLP. It is our intention that this Letter Agreement serve as a instruction by us, constituting all of the limited partners of PIHLP, to you, as general partner of PIHLP.

     Our intention is that 99% of the Shares will eventually be held by Cable Investment L.P., a Delaware limited partnership ("CILP"), as the sole Class B Limited Partner of PIHLP and 1% of the Shares will eventually be held by you, as the sole general partner of PIHLP. The current structure is such that CILP owns a 99% Class B limited partnership interest in PIHLP and that you own a 1% interest as the general partner of PIHLP. The Class B PIHLP limited partnership interest indirectly owns rights to 99% of the Shares. Eventually, it is intended that the Class B limited partnership interest owned by CILP in PIHLP will be redeemed by PIHLP in exchange for a transfer to CILP by PIHLP of 99% of the Shares. A portion of your general partnership interest will also eventually be redeemed in exchange for a transfer to you by PIHLP of 1% of such Shares.

     You are the sole general partner of PIHLP. Documents have previously been drafted to permit you, in your absolute discretion, to consummate the above described redemptions. In accordance with this Letter Agreement, you agree to complete these redemptions to the best of your ability upon the request of the Class B limited partner of PIHLP. No other Class A limited partner or Class C limited partner of PIHLP will interfere in any manner whatsoever with your completing the transfer of the Shares from PIHLP to CILP as the PIHLP Class B limited partner or to you as the PIHLP general partner.

     If the Class B limited partner of PIHLP wishes you to consider the sale of any portion of such Shares which the Class B limited partner's interest indirectly represents, CILP will request such from you and you will effect such sale to the best of your ability in your capacity as general partner. Such sale of all or a portion of the Shares may also may be followed by a partial or complete redemption of the PIHLP Class B limited partner's interest, in whole or in part, by way of the distribution of the net proceeds resulting from the sale of the Shares. The other Class A limited partners and the Class C limited partners of PIHLP agree to take no action which will interfere with your efforts to sell all or a portion of the Shares or to effect redemptions of the Class B limited partner's interest or your interest as a general partner with respect to 1% of the Shares with each action being taken in response to the Class B limited partner's request.

     Finally, as you know, the Class B limited partner of PIHLP is entitled to request withdrawal from the Company or to request the liquidation of such limited partner's interest. Such withdrawal or liquidation is possible only with your consent as general partner of PIHLP. The Class B limited partner also is entitled to transfer his or her limited partnership interest in PIHLP by sale or otherwise, but only with your consent as general partner. We, constituting all of the Class A limited partners and Class C limited partners, will not block or otherwise interfere with such withdrawal or liquidation request of the Class B limited partner or interfere with the sale or liquidation of the Class B limited partner's interest in any manner whatsoever. You, as general partner of PIHLP, may consider a request of the Class B limited partner to withdraw from CILP in whole or in part or to approve a transfer of the Class B limited partner's interest. Each such action may be taken by you without the consent of any other partner. We direct you to cause PIHLP to file such documents or requests that are necessary with the SEC or any applicable state as to such sales, redemptions, transfers or withdrawals. You are direct to obtain advice of SEC Counsel at the expense of PIHLP to determine appropriate SEC filing requirements. Each limited partner hereby agrees to indemnify you and hold you harmless for all such actions or omissions, as provided for in
Section 5.5 of the Limited Partnership Agreement for PIHLP.

     This Letter Agreement is effective as of the date hereof and made by and among the parties hereto. Any disputes hereunder shall be governed by the laws of the State of Connecticut.

                              SIGNED AND AGREED:


                              /s/ Cheryl Anne Chase
                              -------------------------------------------
                              Cheryl Anne Chase, Class A Limited Partner



                              /s/ Arnold L. Chase
                              -------------------------------------------
                              Arnold Chase Accumulation Trust I, Class A
                              Limited Partner, acting by Arnold L. Chase,
                              Trustee



                              /s/ Cheryl Anne Chase
                              -------------------------------------------
                              Cheryl Chase Accumulation Trust I, Class A
                              Limited Partner, acting by Cheryl Anne Chase, Trustee


                              Cable Investment L.P., as Class A, Class B and Class C Limited Partner



                              By: /s/ Cheryl Anne Chase
                                  ---------------------------------------
                                  Chase Polish Enterprises, Inc., General
                                  Partner acting by Cheryl Anne Chase, Its
                                  Executive Vice President

                              CONSENTED TO BY:



                              By: /s/ Cheryl Anne Chase
                                  ---------------------------------------
                                  Chase Polish Enterprises, Inc., General
                                  Partner of Polish Investments Holding
                                  L.P., acting by Cheryl Anne Chase, Its
                                  Executive Vice President